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INFORMIX CORPORATION RECEIVES $40 MILLION EQUITY
INVESTMENT FROM FLETCHER INTERNATIONAL LIMITED


MENLO PARK, CA, Aug. 13, 1997 -- Informix Corporation
(NASDAQ: IFMX) today announced that it has received a $40 million equity investment from Fletcher International Limited.
     The Company sold 160,000 shares of newly issued Series A Convertible Preferred Stock for an aggregate of $40 million and issued a warrant to acquire up to an additional 140,000 shares of Series A Convertible Preferred Stock at an aggregate exercise price of up to $35 million. The offer and sale of these securities were not registered under the Securities Act of 1933 pursuant to an exemption and these securities may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. Hambrecht & Quist LLC served as the Company's placement agent on this transaction.
     The Series A Convertible Preferred Stock is convertible into shares of Common Stock at any time after issuance and will automatically convert into Common Stock 18 months following the date of its issuance by Informix. At the holder's option, each share of Series A Convertible Preferred Stock, which has a face value of $250, is convertible into Common Stock at a per share price equal to 101% of the Common Stock average price for the thirty trading days ending five trading days prior to the conversion, but not greater than the lesser of (i) 105% of the Common Stock average price of the first five trading days of such thirty day period, or (ii) $12. The number of shares of Common Stock to be issued upon conversion will vary based on future stock price movements.
     The warrant may generally be exercised from and after August 13, 1997 to and including February 15, 1998, with a provision for extension of the warrant exercise period under certain circumstances. The exercise price for the Series A Convertible Preferred Stock related to the warrant is $250 per share of Series A Convertible Preferred Stock.
     Bob Finocchio, Chairman and CEO of Informix said: "We are most pleased to close the investment with Fletcher International Limited. We intend to use the proceeds in our operations as we work to get Informix back on track towards profitability."

About Informix
     Informix Software, Inc., the Company's operating subsidiary based in Menlo Park, Calif., provides innovative database technology that enables the world's leading corporations to manage and grow their businesses. Informix is widely recognized as the technology leader for corporate computing environments ranging from workgroups to very large OLTP and data warehouse applications. Informix's database servers, application development tools, superior customer service, and strong partnerships enable the Company to be at the forefront of many leading-edge information technology solution areas. Informix information is accessible via the World Wide Web at http://www.informix.com.

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